Exhibit 1.1

CONTACTS Chief Financial Officer Meir Moshe +972-3766-8610

Corporate Media Relations:
Michael Lordi
+1 201 785 3206  (office)
+1 201-574-3840  (cell)
mikel@radware.com

For Immediate Release

Radware Reports Results of Annual General Meeting

Tel Aviv, Israel, September 7, 2011 – Radware (NASDAQ: RDWR), a leading provider of application delivery and application security solutions for virtual and cloud data centers, today announced that at its Annual General Meeting of Shareholders held yesterday, September 6, 2011, all of the items on the agenda to be voted upon were approved by the Company’s shareholders.

About Radware

Radware (NASDAQ: RDWR), is a global leader of application delivery and application security solutions for virtual and cloud data centers. Its award-winning solutions portfolio delivers full resilience for business-critical applications, maximum IT efficiency, and complete business agility. Radware’s solutions empower more than 10,000 enterprise and carrier customers worldwide to adapt to market challenges quickly, maintain business continuity and achieve maximum productivity while keeping costs down.  For more information, please visit www.radware.com.

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This press release may contain forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the Application Switching or Network Security industry, changes in demand for Application Switching or Network Security products, the timing and amount or cancellation of orders and other risks detailed from time to time in Radware's filings with the Securities and Exchange Commission, including Radware's Form 20-F.